Exhibit 99.1

Contact: Paul Colasono, CFO	Franklin Credit Holding Corporation
(201) 604-4402
pcolasono@franklincredit.com

For Immediate Release
FRANKLIN CREDIT HOLDING CORPORATION SUBSTANTIALLY
RESTRUCTURES LOANS, PLEDGES AND GUARANTEES WITH
BANKS
RESTRUCTURING STRENGTHENS AND STABILIZES BALANCE SHEET OF COMPANY’S LOAN SERVICING BUSINESS
     NEW YORK, April 6, 2009 — Franklin Credit Holding Corporation (Pink Sheets: FCMC.PK — News) (“Franklin Holding”), and certain of its wholly-owned subsidiaries (together with Franklin Holding, the “Company”), including Franklin Credit Management Corporation (“FCMC”) and Tribeca Lending Corp. (“Tribeca”), today announced that, effective March 31, 2009, they entered into a series of agreements (the “Restructuring Agreements”) with The Huntington National Bank (the “Bank”). Pursuant to the Restructuring Agreements, the Company’s loans, pledges and guarantees with the Bank and its participating banks were substantially restructured, and approximately 83% of the Company’s portfolio of sub-prime mortgages and other real estate assets were transferred to Huntington Capital Financing, LLC (the “REIT”), a real estate investment trust wholly owned by the Bank (the “Restructuring”).
     The Company also implemented a number of cost-saving measures, including across-the-board salary reductions and reductions in staff at FCMC. While such measures will not compromise FCMC’s ability to provide outstanding loan servicing and collection services for third parties, they should result in improved financial performance by the servicing subsidiary company.
     “As a significant component of the Restructuring, the servicing arm of the Company, FCMC, was awarded a market rate agreement by the Bank to service the transferred loans,” noted Thomas Axon, Chairman and President of Franklin Holding. “Our Company was released as a guarantor with respect to the restructured debt, but for a limited recourse pledge of 70% of the common stock of FCMC to the Bank, with an opportunity to further reduce the pledge to 20% upon FCMC meeting certain collection targets that we fully intend to meet in connection with the awarded servicing agreement. We appreciate the opportunity that the Bank has given the Company to utilize its ability, unlike traditional mortgage servicing companies, to service challenging assets and to employ innovative and non-traditional solutions to assist clients and their borrowers in one of the worst economic environments this country has ever experienced.”
“As a result of the Restructuring, FCMC today is a viable, financially sound servicing company within the Franklin group of companies, with positive net worth and 30% of its equity free from the pledges to the Bank,” commented Paul Colasono, Franklin’s Chief Financial Officer. “In addition, FCMC has greatly enhanced its ability to profitably grow its servicing business and to increase profitability, as we expect to add third-party servicing contracts,” added Gordon Jardin, the Company’s Chief Executive Officer.
     On March 31, 2009, Huntington Bancshares issued a press release in which its CEO stated, in part, “It has been our objective to unlock the value of Franklin’s known expertise in servicing troubled mortgage assets for the benefit of our shareholders. Given the current economic environment, a number of investors are seeking to acquire troubled mortgage portfolios. But a major roadblock for them has been finding an entity like Franklin with the proven expertise and capacity to service this type of mortgage asset. This restructuring not only gives Franklin the freedom to independently pursue the acquisition of such third-party servicing arrangements, but increases Huntington’s ability to collect a greater share of its outstanding loans.”
     “This is a very positive development for our Company and our shareholders,” observed Mr. Axon. “The opportunity to service troubled mortgage portfolios that will be acquired by third-party investors is huge, and these investors will need a specialized servicer that can maximize the cash flows from servicing such portfolios. FCMC, with its expertise and specialized processes in servicing and collecting on difficult mortgage loans and properties, is that servicer.”
     From the perspective of the Company and its stockholders, the Restructuring accomplished a number of objectives, including:
•	entry into a market-rate servicing agreement with the Bank enabling FCMC, which houses the Company’s servicing business, to generate fee income from servicing the Portfolio;

•	release of 30% of the equity in FCMC from the Company’s pledges to the Bank, with the possibility of release of up to an additional 50% based on cash collections from servicing of the Portfolio over the next five years;

•	entry into an amended $13.5 million credit facility with the Bank, including a $5 million draw facility; a $2 million revolving facility; and, a $6.5 million letter of credit facility to support various servicer licenses; and

•	enable FCMC to seek additional third-party sub-servicing contracts in order to capitalize on its servicing and collection expertise and build its servicing revenue stream.
     In order to accomplish these objectives, the Company (a) gave up ownership of a portion of FCMC, ranging from a minimum of 20% to a maximum of 70%, to the Bank at maturity of the Company’s legacy credit agreement with the Bank; (b) transferred 10% of its ownership of FCMC to the Company’s principal stockholder, Thomas Axon, for obtaining guaranties and pledges as a condition of the Restructuring, with a potential increase of an additional 10% to 20% upon the attainment of certain collection targets set by the Bank; and (c) agreed to a tax-free transfer of the Company’s tax basis in the loans and real estate owned properties that were transferred to the Bank.

     The key attributes of the Restructuring, as they relate to the Company’s legacy indebtedness to the Bank, include:
•	83% of the Portfolio was removed from the Company’s balance sheet and replaced by common shares and approximately $482 million of preferred shares in a Huntington National Bank REIT (together, the “REIT Securities”) having, in the aggregate, a value intended to approximate the fair market value of the portfolio transferred to the Bank as of March 31, 2009. The preferred shares will pay an annual cumulative dividend at a rate of 9%;

•	principal and interest payments on approximately $1.4 billion of the legacy debt owed to the Bank and its participant banks are only due and payable to the extent of (a) dividends declared and paid on the REIT shares and 70%, or potentially less with a maximum reduction to 20%, of the amounts distributed by FCMC to Franklin Holding; (b) distributions made by the trust on the participant banks’ trust certificates from collections on the collateral; (c) any proceeds received from any other collateral ; and/or (d) upon maturity or default;

•	the Bank’s recourse against FCMC and the Company under the legacy credit agreement is limited to 20% to 70% of FCMC’s common equity, based on amounts collected over time by FCMC’s servicing of the Portfolio. The Bank also will be entitled to receive 70% of the income distributions and dividends from FCMC, which may be reduced to 20% based on amounts collected from servicing of the portfolio, which will be used to make interest and/or principal payments on the debt owed to the Bank.
     The Restructuring did not include approximately $41 million of the Company’s debt, which remains subject to the original terms of the debt agreements.
     The servicing agreement, which can be terminated by the Bank for any reason and at any time, has an initial term of three years, which may be extended for one or two additional one-year periods, at the sole discretion of the Bank. During the term of the servicing agreement, FCMC may not enter into any other third-party servicing agreements to service any other assets that could likely impair its ability to service the Portfolio without the consent of the Bank, which cannot be unreasonably withheld.
     The Company will not be required to make scheduled principal payments on the restructured debt, although all amounts received in excess of accrued interest will be applied to reduce the debt outstanding. All remaining principal and interest will be due and payable at maturity of the Legacy Credit Agreement on March 1, 2012. Based on the current cash flows described above, it is not expected that the Company will have the available funds to repay any remaining principal and interest remaining due as of March 1, 2012. Under such circumstances, the Bank would have all available rights and remedies under the Legacy Credit Agreement.

     In order to fully understand the Restructuring and for additional information regarding the Restructuring, please refer to the Company’s Form 8-K filing with the Securities and Exchange Commission dated April 6, 2009.
About Franklin Credit Holding Corporation
     Franklin Credit Holding Corporation (“Franklin Holding” and its subsidiaries, or the “Company”) is a specialty consumer finance company primarily engaged in the servicing and resolution of performing, reperforming and nonperforming residential mortgage loans. The portfolios currently serviced for other entities, as well as its remaining portfolio, consist of both first- and second-lien loans secured by 1-4 family residential real estate that generally fall outside the underwriting standards of Fannie Mae and Freddie Mac and involve elevated credit risk as a result of the nature or absence of income documentation, limited credit histories, higher levels of consumer debt or past credit difficulties. The Company’s executive, administrative and operations offices are located in Jersey City, New Jersey. Additional information on the Company is available on the Internet at www.franklincredit.com.
     Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those projected or suggested in forward-looking statements made by the Company. These factors include, but are not limited to: (i) unanticipated changes in the U.S. economy, including changes in business conditions such as interest rates, changes in the level of growth in the finance and housing markets, such as slower or negative home price appreciation; (ii) the Company’s relations with its lenders and such lenders’ willingness to waive any defaults under the Company’s agreements with such lenders; (iii) increases in the delinquency rates of borrowers, (iv) the availability of clients holding sub-prime borrowers for servicing by the Company on a fee-paying basis; (vi) changes in the statutes or regulations applicable to the Company’s business or in the interpretation and enforcement thereof by the relevant authorities; (vii) the status of the Company’s regulatory compliance; (viii) the Company’s success in entering new business activities of providing mortgage-related services for other entities, particularly servicing loans for others, in which the Company has limitedprior experience with servicing loans for others; and (ix) other risks detailed from time to time in the Company’s SEC reports and filings. Additional factors that would cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, those factors discussed under the captions “Risk Factors”, “Interest Rate Risk” and “Real Estate Risk” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which the Company urges investors to consider. The Company undertakes no obligation to publicly release any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events, except as otherwise required by securities, and other applicable laws. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the results on any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.